Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 4, 2008 relating to the consolidated balance sheets of Rio Vista Energy Partners L.P. and its subsidiaries (Rio Vista) as of December 31, 2006 and 2007, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the two years in the period ended December 31, 2007, both of which appear in the Rio Vista Energy Partners L.P. Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Burton McCumber & Cortez, L.L.P.
BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
July 22, 2008